Exhibit 99.1

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands except share data)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Income producing property:
Land	$107,539	$105,890
Buildings and improvements	3,141,102	3,018,361

	3,248,641	3,124,251
Less: accumulated depreciation	(716,719)	(662,183)

Net income producing property	2,531,922	2,462,068
Construction in progress and property held for development	551,258	330,983

Net real estate	3,083,180	2,793,051
Cash and cash equivalents	31,125	38,624
Rents and other receivables, net	9,422	11,533
Deferred rent, net	120,599	123,058
Deferred costs, net	23,673	25,776
Prepaid expenses and other assets	48,467	46,422

Total assets	$3,316,466	$3,038,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Line of credit	$335,997	$50,926
Mortgage notes payable, net of deferred financing costs	107,175	110,733
Unsecured term loan, net of deferred financing costs	249,143	249,036
Unsecured notes payable, net of discount and deferred financing costs	838,461	837,323
Accounts payable and accrued liabilities	39,426	36,909
Construction costs payable	74,795	56,428
Accrued interest payable	11,515	11,592
Dividend and distribution payable	46,431	46,352
Prepaid rents and other liabilities	67,629	81,062

Total liabilities	1,770,572	1,480,361
Redeemable noncontrolling interests – operating partnership	714,494	591,101
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 50,000,000 shares authorized:
Series C cumulative redeemable perpetual preferred stock, 8,050,000 shares issued and outstanding at June 30, 2017 and December 31, 2016	201,250	201,250
Common stock, $.001 par value, 250,000,000 shares authorized, 77,845,588 shares issued and outstanding at June 30, 2017 and 75,914,763 shares issued and outstanding at December 31, 2016	78	76
Additional paid in capital	631,022	766,732
Retained earnings	—	—
Accumulated other comprehensive loss	(950)	(1,056)

Total stockholders’ equity	831,400	967,002

Total liabilities and stockholders’ equity	$3,316,466	$3,038,464

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues:
Base rent	$92,931	$83,362	$184,199	$165,895
Recoveries from tenants	46,073	41,695	91,368	80,389
Other revenues	1,706	3,481	4,627	6,403

Total revenues	140,710	128,538	280,194	252,687
Expenses:
Property operating costs	41,472	37,933	81,663	73,888
Real estate taxes and insurance	5,029	5,840	10,039	11,156
Depreciation and amortization	28,948	26,323	57,155	52,166
General and administrative	6,276	5,274	13,088	10,849
Transaction expenses	7,128	—	7,128	—
Other expenses	1,307	3,193	4,012	5,542

Total expenses	90,160	78,563	173,085	153,601

Operating income	50,550	49,975	107,109	99,086
Interest:
Expense incurred	(11,793)	(11,563)	(23,252)	(23,132)
Amortization of deferred financing costs	(794)	(919)	(1,619)	(1,764)
Gain on sale of real estate	—	23,064	—	23,064

Net income	37,963	60,557	82,238	97,254
Net income attributable to redeemable noncontrolling interests – operating partnership	(4,506)	(7,467)	(10,218)	(12,945)

Net income attributable to controlling interests	33,457	53,090	72,020	84,309
Preferred stock dividends	(3,333)	(6,964)	(6,666)	(13,775)
Issuance costs associated with redeemed preferred stock	—	(8,827)	—	(8,827)

Net income attributable to common shares	$30,124	$37,299	$65,354	$61,707

Earnings per share – basic:
Net income attributable to common shares	$0.39	$0.50	$0.84	$0.87

Weighted average common shares outstanding	77,486,297	74,370,577	77,080,615	70,661,406

Earnings per share – diluted:
Net income attributable to common shares	$0.38	$0.49	$0.83	$0.86

Weighted average common shares outstanding	78,487,973	75,231,634	78,071,944	71,518,495

Dividends declared per common share	$0.50	$0.47	$1.00	$0.94

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited and in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$37,963	$60,557	$82,238	$97,254
Other comprehensive income:
Foreign currency translation adjustments	105	—	123	—

Comprehensive income	38,068	60,557	82,361	97,254
Net income attributable to redeemable noncontrolling interests – operating partnership	(4,506)	(7,467)	(10,218)	(12,945)
Other comprehensive income attributable to redeemable noncontrolling interests – operating partnership	(15)	—	(17)	—

Comprehensive income attributable to controlling interests	33,547	53,090	72,126	84,309
Preferred stock dividends	(3,333)	(6,964)	(6,666)	(13,775)
Issuance costs associated with redeemed preferred stock	—	(8,827)	—	(8,827)

Comprehensive income attributable to common shares	$30,214	$37,299	$65,460	$61,707

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited and in thousands except share data)

	Preferred Stock			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
		Common Shares
		Number	Amount
Balance at December 31, 2016	$201,250	75,914,763	$76	$766,732	$—	(1,056)	$967,002
Net income attributable to controlling interests					72,020		72,020
Other comprehensive income attributable to controlling interests - foreign currency translation adjustments						106	106
Dividends declared on common stock				(12,487)	(65,354)		(77,841)
Dividends earned on preferred stock					(6,666)		(6,666)
Redemption of operating partnership units		1,773,147	2	77,892			77,894
Issuance of stock awards		246,949	—	810			810
Retirement and forfeiture of stock awards		(89,271)	—	(4,041)			(4,041)
Amortization of deferred compensation costs				4,850			4,850
Adjustments to redeemable noncontrolling interests – operating partnership				(202,734)			(202,734)

Balance at June 30, 2017	$201,250	77,845,588	$78	$631,022	$—	$(950)	$831,400

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Six months ended June 30,
	2017	2016
Cash flow from operating activities
Net income	$82,238	$97,254
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,155	52,166
Gain on sale of real estate	—	(23,064)
Straight-line revenues, net of reserve	2,459	(1,041)
Amortization of deferred financing costs	1,619	1,764
Amortization and write-off of lease contracts above and below market value	(365)	(222)
Compensation paid with Company common shares	4,734	3,290
Changes in operating assets and liabilities
Rents and other receivables	2,111	192
Deferred costs	(891)	(3,465)
Prepaid expenses and other assets	(1,328)	1,750
Accounts payable and accrued liabilities	2,130	27
Accrued interest payable	(82)	189
Prepaid rents and other liabilities	(12,437)	(4,399)

Net cash provided by operating activities	137,343	124,441

Cash flow from investing activities
Net proceeds from sale of real estate	—	123,545
Investments in real estate – development	(301,504)	(101,867)
Acquisition of real estate	(12,250)	—
Acquisition of real estate – related party	—	(20,168)
Interest capitalized for real estate under development	(8,895)	(6,118)
Improvements to real estate	(418)	(3,098)
Additions to non-real estate property	(196)	(426)

Net cash used in investing activities	(323,263)	(8,132)

Cash flow from financing activities
Line of credit:
Proceeds	282,432	60,000
Repayments	—	(60,000)
Mortgage notes payable:
Repayments	(3,750)	(1,250)
Payments of financing costs	(110)	(96)
Issuance of common stock, net of offering costs	—	275,720
Issuance of preferred stock, net of offering costs	—	194,502
Redemption of preferred stock	—	(251,250)
Equity compensation (payments) proceeds	(4,041)	8,285
Dividends and distributions:
Common shares	(76,857)	(66,048)
Preferred shares	(6,666)	(16,288)
Redeemable noncontrolling interests – operating partnership	(12,587)	(14,078)

Net cash provided by financing activities	178,421	129,497

Net (decrease) increase in cash and cash equivalents	(7,499)	245,806
Cash and cash equivalents, beginning of period	38,624	31,230

Cash and cash equivalents, ending of period	$31,125	$277,036

Supplemental information:
Cash paid for interest, net of amounts capitalized	$23,331	$23,101

Deferred financing costs capitalized for real estate under development	$635	$364

Construction costs payable capitalized for real estate under development	$74,795	$26,914

Redemption of operating partnership units	$77,894	$49,468

Adjustments to redeemable noncontrolling interests – operating partnership	$202,734	$227,425

See accompanying notes

DUPONT FABROS TECHNOLOGY, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands except unit data)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Income producing property:
Land	$107,539	$105,890
Buildings and improvements	3,141,102	3,018,361

	3,248,641	3,124,251
Less: accumulated depreciation	(716,719)	(662,183)

Net income producing property	2,531,922	2,462,068
Construction in progress and property held for development	551,258	330,983

Net real estate	3,083,180	2,793,051
Cash and cash equivalents	26,910	34,409
Rents and other receivables, net	9,422	11,533
Deferred rent, net	120,599	123,058
Deferred costs, net	23,673	25,776
Prepaid expenses and other assets	48,467	46,422

Total assets	$3,312,251	$3,034,249

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities:
Line of credit	$335,997	$50,926
Mortgage notes payable, net of deferred financing costs	107,175	110,733
Unsecured term loan, net of deferred financing costs	249,143	249,036
Unsecured notes payable, net of discount and deferred financing costs	838,461	837,323
Accounts payable and accrued liabilities	39,426	36,909
Construction costs payable	74,795	56,428
Accrued interest payable	11,515	11,592
Dividend and distribution payable	46,431	46,352
Prepaid rents and other liabilities	67,629	81,062

Total liabilities	1,770,572	1,480,361
Redeemable partnership units	714,494	591,101
Commitments and contingencies	—	—
Partners’ capital:
Limited partners’ capital:
Series C cumulative redeemable perpetual preferred units, 8,050,000 units issued and outstanding at June 30, 2017 and December 31, 2016	201,250	201,250
Common units, 77,183,215 units issued and outstanding at June 30, 2017 and 75,252,390 units issued and outstanding at December 31, 2016	620,609	754,892
General partner’s capital, common units, 662,373 issued and outstanding at June 30, 2017 and December 31, 2016	5,326	6,645

Total partners’ capital	827,185	962,787

Total liabilities and partners’ capital	$3,312,251	$3,034,249

See accompanying notes

DUPONT FABROS TECHNOLOGY, L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands except unit and per unit data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues:
Base rent	$92,931	$83,362	$184,199	$165,895
Recoveries from tenants	46,073	41,695	91,368	80,389
Other revenues	1,706	3,481	4,627	6,403

Total revenues	140,710	128,538	280,194	252,687
Expenses:
Property operating costs	41,472	37,933	81,663	73,888
Real estate taxes and insurance	5,029	5,840	10,039	11,156
Depreciation and amortization	28,948	26,323	57,155	52,166
General and administrative	6,276	5,274	13,088	10,849
Transaction expenses	7,128	—	7,128	—
Other expenses	1,307	3,193	4,012	5,542

Total expenses	90,160	78,563	173,085	153,601

Operating income	50,550	49,975	107,109	99,086
Interest:
Expense incurred	(11,793)	(11,563)	(23,252)	(23,132)
Amortization of deferred financing costs	(794)	(919)	(1,619)	(1,764)
Gain on sale of real estate	—	23,064	—	23,064

Net income	37,963	60,557	82,238	97,254
Preferred unit distributions	(3,333)	(6,964)	(6,666)	(13,775)
Issuance costs associated with redeemed preferred units	—	(8,827)	—	(8,827)

Net income attributable to common units	$34,630	$44,766	$75,572	$74,652

Earnings per unit – basic:
Net income attributable to common units	$0.39	$0.50	$0.84	$0.87

Weighted average common units outstanding	89,168,665	88,977,907	89,132,366	85,483,976

Earnings per unit – diluted:
Net income attributable to common units	$0.38	$0.49	$0.83	$0.86

Weighted average common units outstanding	90,170,341	89,838,964	90,123,695	86,341,065

Distributions declared per common unit	$0.50	$0.47	$1.00	$0.94

See accompanying notes

DUPONT FABROS TECHNOLOGY, L.P.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited and in thousands)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$37,963	$60,557	$82,238	$97,254
Other comprehensive income:
Foreign currency translation adjustments	105	—	123	—

Comprehensive income	38,068	60,557	82,361	97,254
Preferred unit distributions	(3,333)	(6,964)	(6,666)	(13,775)
Issuance costs associated with redeemed preferred units	—	(8,827)	—	(8,827)

Comprehensive income attributable to common units	$34,735	$44,766	$75,695	$74,652

See accompanying notes

DUPONT FABROS TECHNOLOGY, L.P.

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(unaudited and in thousands except unit data)

	Limited Partners’ Capital			General Partner’s Capital
	Preferred Amount	Common Units	Common Amount	Common Units	Common Amount	Total
Balance at December 31, 2016	$201,250	75,252,390	$754,892	662,373	$6,645	$962,787
Net income			81,538		700	82,238
Other comprehensive income - foreign currency translation adjustments			122		1	123
Common unit distributions			(88,861)		(662)	(89,523)
Preferred unit distributions			(6,609)		(57)	(6,666)
Issuance of OP units to DFT when redeemable partnership units redeemed		1,773,147	77,894			77,894
Issuance of OP units for stock awards		246,949	810			810
Retirement and forfeiture of OP units		(89,271)	(4,041)			(4,041)
Amortization of deferred compensation costs			4,850			4,850
Adjustments to redeemable partnership units			(199,986)		(1,301)	(201,287)

Balance at June 30, 2017	$201,250	77,183,215	$620,609	662,373	$5,326	$827,185

See accompanying notes

DUPONT FABROS TECHNOLOGY, L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Six months ended June 30,
	2017	2016
Cash flow from operating activities
Net income	$82,238	$97,254
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	57,155	52,166
Gain on sale of real estate	—	(23,064)
Straight-line rent, net of reserve	2,459	(1,041)
Amortization of deferred financing costs	1,619	1,764
Amortization and write-off of lease contracts above and below market value	(365)	(222)
Compensation paid with Company common shares	4,734	3,290
Changes in operating assets and liabilities
Rents and other receivables	2,111	192
Deferred costs	(891)	(3,465)
Prepaid expenses and other assets	(1,328)	1,750
Accounts payable and accrued liabilities	2,130	27
Accrued interest payable	(82)	189
Prepaid rents and other liabilities	(12,437)	(4,399)

Net cash provided by operating activities	137,343	124,441

Cash flow from investing activities
Proceeds from the sale of real estate	—	123,545
Investments in real estate – development	(301,504)	(101,867)
Acquisition of real estate	(12,250)	—
Acquisition of real estate – related party	—	(20,168)
Interest capitalized for real estate under development	(8,895)	(6,118)
Improvements to real estate	(418)	(3,098)
Additions to non-real estate property	(196)	(426)

Net cash used in investing activities	(323,263)	(8,132)

Cash flow from financing activities
Line of credit:
Proceeds	282,432	60,000
Repayments	—	(60,000)
Mortgage notes payable:
Repayments	(3,750)	(1,250)
Payments of financing costs	(110)	(96)
Issuance of common units, net of offering costs	—	275,720
Issuance of preferred units, net of offering costs	—	194,502
Redemption of preferred units	—	(251,250)
Equity compensation (payments) proceeds	(4,041)	8,285
Distributions	(96,110)	(96,414)

Net cash provided by financing activities	178,421	129,497

Net (decrease) increase in cash and cash equivalents	(7,499)	245,806
Cash and cash equivalents, beginning of period	34,409	27,015

Cash and cash equivalents, ending of period	$26,910	$272,821

Supplemental information:
Cash paid for interest, net of amounts capitalized	$23,331	$23,101

Deferred financing costs capitalized for real estate under development	$635	$364

Construction costs payable capitalized for real estate under development	$74,795	$26,914

Redemption of operating partnership units	$77,894	$49,468

Adjustments to redeemable partnership units	$201,287	$226,885

See accompanying notes

DUPONT FABROS TECHNOLOGY, INC.

DUPONT FABROS TECHNOLOGY, L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2017

(unaudited)

1. Description of Business and Merger Agreement

DuPont Fabros Technology, Inc., or DFT, through its controlling interest in DuPont Fabros Technology, L.P. (the “Operating Partnership” or “OP” and collectively with DFT and their operating subsidiaries, the “Company”), is a fully integrated, self-administered and self-managed company that owns, acquires, develops and operates wholesale data centers. DFT is a real estate investment trust, or REIT, for federal income tax purposes and is the sole general partner of the Operating Partnership, and as of June 30, 2017, owned 87.0% of the common economic interest in the Operating Partnership, of which 0.9% is held as general partnership units. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our Company” or “the Company” refer to DFT and the Operating Partnership, collectively. As of June 30, 2017, we held a fee simple interest in the following properties:

•	12 operating data centers – ACC2, ACC3, ACC4, ACC5, ACC6, ACC7, ACC9 Phase I, CH1, CH2, SC1 Phases I-II, VA3, and VA4;

•	Six data center projects under development – ACC9 Phase II, ACC10 Phase I, CH3 Phases I and II, SC1 Phase III and TOR1 Phase IA;

•	Three data center projects available for future development – ACC10 Phase II, TOR1 Phase IB/C and TOR1 Phase II; and

•	Land that may be used to develop six additional data centers – ACC8, ACC11, OR1, OR2, PHX1 and PHX2.

On June 9, 2017, we and Digital Realty Trust, Inc. (“DLR”) announced that DFT, the OP, DLR, Digital Realty Trust, L.P., DLR’s operating partnership (“DLR OP”), and three other DLR subsidiaries entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the Merger Agreement:

•	DFT will be merged with and into a DLR merger subsidiary and become a wholly-owned subsidiary of DLR (the “Company Merger”); and

•	another DLR merger subsidiary will be merged with and into the OP, and the OP will become a subsidiary of DLR (the “Partnership Merger” and, together with the Company Merger, the “Mergers”).

Pursuant to the terms and conditions in the Merger Agreement, at the effective time of the Mergers:

•	each share of DFT’s common stock will be converted into the right to receive 0.545 shares of DLR common stock;

•	each common unit of partnership interests in the OP will be converted into the right to receive 0.545 common units in the DLR OP, or, in the alternative, each unit holder may elect to redeem his or her units and receive 0.545 shares of DLR common stock for each unit; and

•	each share of DFT’s 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock (“Series C Preferred Stock”) will be converted into the right to receive one share of a newly designated class of preferred stock of DLR, which will have substantially similar rights, privileges, preferences and interests as DFT’s Series C Preferred Stock.

The consummation of the Mergers is subject to certain customary closing conditions, including, among others, approval of the Company Merger by the holders of a majority of the outstanding shares of our common stock, approval of the issuance of DLR common stock in connection with the Company Merger by a majority of the votes cast by the holders of DLR common stock, the absence of certain legal impediments to the consummation of the Mergers, the effectiveness of a registration statement on Form S-4 to be filed by DLR in connection with the Mergers, approval for listing on the New York Stock Exchange of the shares of DLR common stock to be issued in connection with the Company Merger, the absence of a material adverse effect on either DLR or us and compliance by the DLR parties and us with each party’s respective obligations under the Merger Agreement. The obligations of the parties to consummate the Mergers are not subject to any financing condition or the receipt of any financing by the DLR parties. There can be no assurance that the proposed transaction will be consummated.

Generally, all fees and expenses incurred in connection with the Mergers and the other transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses. Additionally, upon termination of the Merger Agreement in certain circumstances, the Merger Agreement provides for the payment of a termination fee to DLR by DFT of $150.0 million. The Merger Agreement also provides for the payment of a termination fee to DFT by DLR of $300.0 million upon termination of the Merger Agreement in certain circumstances.

2. Significant Accounting Policies

Basis of Presentation

This report combines the quarterly reports on Form 10-Q for the quarter ended June 30, 2017 of DuPont Fabros Technology, Inc. and DuPont Fabros Technology, L.P. References to “DFT” mean DuPont Fabros Technology, Inc. and its controlled subsidiaries; and references to the “Operating Partnership” or “OP” mean DuPont Fabros Technology, L.P. and its controlled subsidiaries.

We believe combining the quarterly reports on Form 10-Q of DFT and the Operating Partnership into this single report provides the following benefits:

•	enhances investors’ understanding of DFT and the Operating Partnership by enabling investors to view the business as a whole in the same manner as management views and operates the business;

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both DFT and the Operating Partnership; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

We operate DFT and the Operating Partnership as one business. The management of DFT consists of the same employees as the management of the Operating Partnership.

We believe it is important for investors to understand the few differences between DFT and the Operating Partnership in the context of how DFT and the Operating Partnership operate as a consolidated company. DFT is a REIT, whose only material asset is its ownership of OP units of the Operating Partnership. As a result, DFT does not conduct business itself, other than acting as the sole general partner of the Operating Partnership, issuing public equity from time to time and guaranteeing unsecured debt of the Operating Partnership. DFT has not issued any indebtedness, but has guaranteed all of the unsecured debt of the Operating Partnership. The Operating Partnership, through its wholly-owned subsidiaries, holds all the real estate assets of the Company. Except for net proceeds from public equity issuances by DFT, which are contributed to the Operating Partnership in exchange for OP units or preferred units, the Operating Partnership generates all remaining capital required by our business. These sources include the Operating Partnership’s operations, its direct or indirect incurrence of indebtedness, and the issuance of partnership units.

As sole general partner with control of the Operating Partnership, DFT consolidates the Operating Partnership for financial reporting purposes. The presentation of stockholders’ equity and partners’ capital are the main areas of difference between the consolidated financial statements of DFT and those of the Operating Partnership. The Operating Partnership’s capital includes preferred units and general and limited common units that are owned by DFT and the other partners. DFT’s stockholders’ equity includes preferred stock, common stock, additional paid in capital, retained earnings and accumulated other comprehensive income (loss). The common limited partnership interests held by the limited partners (other than DFT) in the Operating Partnership are presented as “redeemable partnership units” in the Operating Partnership’s consolidated financial statements and as “redeemable noncontrolling interests-operating partnership” in DFT’s consolidated financial statements. The only difference between the assets and liabilities of DFT and the Operating Partnership as of June 30, 2017 was a $4.2 million bank account held by DFT that is not part of the Operating Partnership. Net income is the same for DFT and the Operating Partnership.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the full year. These consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Form 10-Q and the audited financial statements and accompanying notes for the year ended December 31, 2016 contained in our Annual Report on Form 10-K, which contains a complete listing of our significant accounting policies.

We have one reportable segment consisting of investments in data centers located in the United States and Canada. All of our properties generate similar types of revenues and expenses related to customer rent and reimbursements and operating expenses. The delivery of our products is consistent across all properties and although services are provided to a range of customers, the types of services provided to them are limited to a few core principles. As such, the properties in our portfolio have similar economic characteristics and the nature of the products and services provided to our customers and the method to distribute such services are consistent throughout the portfolio.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Property

Depreciation on buildings is generally provided on a straight-line basis over 40 years from the date the buildings were placed in service. Building components are depreciated over the life of the respective improvement ranging from 10 to 40 years from the date the components were placed in service. Personal property is depreciated over three to seven years. Depreciation expense was $27.9 million and $25.3 million for the three months ended June 30, 2017 and 2016, respectively, and $55.0 million and $50.0 million for the six months ended June 30, 2017 and 2016, respectively. Repairs and maintenance costs are expensed as incurred.

We review each of our properties for indicators of impairment. Examples of such indicators may include a significant decrease in the market price of the property, a significant adverse change in the extent or manner in which the property is being used in its physical condition, a significant adverse change in legal factors or in the business climate that could affect the value of a property, including an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected for the development of a property, a history of operating or cash flow losses of the property or a current expectation that, more likely than not, a property will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. When such impairment indicators exist, we review an estimate of the future undiscounted net cash flows expected to result from the real estate investment’s use and eventual disposition and compare that estimate to the carrying value of the property. We assess the recoverability of the carrying value of our assets on a property-by-property basis. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition, potential sales proceeds and other factors. If our undiscounted cash flow evaluation indicates that we are unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. No impairment losses were recorded during the six months ended June 30, 2017 and 2016.

We classify a data center property as held-for-sale when it meets the necessary criteria, which include when we commit to and actively embark on a plan to sell the asset, the sale is expected to be completed within one year under terms usual and customary for such sales, and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Data center properties held-for-sale are carried at the lower of cost or fair value less costs to sell. As of June 30, 2017 and December 31, 2016, we did not have any properties classified as held-for-sale.

Deferred Costs

Deferred costs, net in our accompanying consolidated balance sheets include both financing and leasing costs.

Financing costs, which represent fees and other costs incurred in obtaining debt, are amortized using the effective-interest rate method, or a method that approximates the effective-interest method, over the term of the loan and are included in amortization of deferred financing costs.

Balances of financing costs for our unsecured revolving credit facility, or Unsecured Credit Facility, net of accumulated amortization, which are presented within deferred costs, net in our accompanying consolidated balance sheets at June 30, 2017 and December 31, 2016 were as follows (in thousands):

	June 30, 2017	December 31, 2016
Financing costs presented within deferred costs, net
Financing costs	$12,353	$12,352
Accumulated amortization	(7,224)	(6,376)

Financing costs, net	$5,129	$5,976

Balances of financing costs for our other recognized debt liabilities, net of accumulated amortization, which are presented as a reduction of each of the respective recognized debt liabilities in our accompanying consolidated balance sheets at June 30, 2017 and December 31, 2016 were as follows (in thousands):

	June 30, 2017	December 31, 2016
Financing costs presented as a reduction of debt liability balances
Financing costs	$20,470	$20,423
Accumulated amortization	(9,309)	(7,935)

Financing costs, net	$11,161	$12,488

Leasing costs, which consist of external fees and costs incurred in the successful negotiation of leases, internal costs expended in the successful negotiation of leases and the estimated leasing commissions resulting from the allocation of the purchase price of ACC2, VA3, VA4 and ACC4, are deferred and amortized over the terms of the applicable leases on a straight-line basis. If an applicable lease terminates prior to the expiration of its initial term, the carrying amount of the leasing costs are written off to amortization expense. Leasing costs incurred for the three and six months ended June 30, 2017 and 2016 were as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Leasing costs incurred for new leases	$614	$1,670	$890	$3,270
Leasing costs incurred for renewals	—	184	—	195

Total leasing costs incurred	$614	$1,854	$890	$3,465

Amortization of deferred leasing costs totaled $1.0 million and $1.1 million for the three months ended June 30, 2017 and 2016, respectively, and $2.1 million for both the six months ended June 30, 2017 and 2016, respectively. Balances, net of accumulated amortization, at June 30, 2017 and December 31, 2016 were as follows (in thousands):

	June 30, 2017	December 31, 2016
Leasing costs	$54,446	$53,556
Accumulated amortization	(35,904)	(33,756)

Leasing costs, net	$18,542	$19,800

Inventory

We maintain fuel inventory for our generators, which is recorded at the lower of cost (on a first-in, first-out basis) or market. As of June 30, 2017 and December 31, 2016, the fuel inventory was $4.3 million and $4.2 million, respectively, and is included in prepaid expenses and other assets in the accompanying consolidated balance sheets.

Rental Income

We, as a lessor, have retained substantially all the risks and benefits of ownership and account for our leases as operating leases. For lease agreements that provide for scheduled fixed and determinable rent increases, rental income is recognized on a straight-line basis over the non-cancellable term of the lease, which commences when control of the space and critical power have been provided to the customer. If the lease contains an early termination clause with a penalty payment, we determine the lease termination date by evaluating whether the penalty reasonably assures that the lease will not be terminated early.

Straight-line rents receivable are included in deferred rent, net in the accompanying consolidated balance sheets. Lease inducements, which include cash payments to customers, are amortized as a reduction of rental income over the non-cancellable lease term. Lease inducements are included in prepaid expenses and other assets in the accompanying consolidated balance sheets. Lease intangible assets and liabilities that have resulted from above-market and below-market leases that were acquired are amortized on a straight-line basis as decreases and increases, respectively, to rental revenue over the remaining non-cancellable term of the underlying leases. If a lease terminates prior to the expiration of its initial term, the unamortized portion of straight-line rents receivable, lease inducements and lease intangibles associated with that lease will be written off to rental revenue. Lease contracts above market value, net are included in prepaid expenses and other assets and lease contracts below market value, net are included in prepaid rents and other liabilities in the accompany consolidated balance sheets.

Balances, net of accumulated amortization, at June 30, 2017 and December 31, 2016 were as follows (in thousands):

	June 30, 2017	December 31, 2016
Lease contracts above market value	$18,900	$20,500
Accumulated amortization	(14,290)	(15,362)

Lease contracts above market value, net	$4,610	$5,138

Lease contracts below market value	$13,575	$24,175
Accumulated amortization	(11,638)	(21,345)

Lease contracts below market value, net	$1,937	$2,830

Our policy is to record an allowance for losses on accounts receivable equal to the estimated uncollectible accounts. The estimate is based on our historical experience and a review of the current status of our receivables. As of June 30, 2017 and December 31, 2016, we had a note receivable from a former customer of $24.9 million and $25.0 million, respectively, which resulted from the settlement of our claim in this former customer’s bankruptcy proceedings in the fourth quarter of 2016. We are accounting for the note receivable on a non-accrual basis. As of June 30, 2017 and December 31, 2016, we had an allowance for this note receivable of $23.6 million, leaving a note receivable, net balance of $1.3 million and $1.4 million as of June 30, 2017 and December 31, 2016, respectively, which is included within rents and other receivables, net in our accompanying consolidated balance sheets. Based on the principal payment schedule in the note that includes semiannual principal payments beginning in June 2017, which we received, we continue to be reasonably assured that we will be able to collect the balance of the net note receivable.

We also establish an appropriate allowance for doubtful accounts for receivables arising from the straight-lining of rents. These receivables arise from revenue recognized in excess of amounts currently due under the lease and are recorded as deferred rent in the accompanying consolidated balance sheets. As of June 30, 2017 and December 31, 2016, we had no material allowances.

Our customer leases generally contain provisions under which the customers reimburse us for a portion of operating expenses and real estate taxes incurred by the property. Recoveries from tenants are included in revenue in the accompanying consolidated statements of operations in the period the applicable expenditures are incurred. The majority of our customer leases also provide us with a property management fee based on a percentage of base rent collected and property-level operating expenses, other than charges for power used by customers to run their servers and cool their space. Property management fees are included in base rent in the accompanying consolidated statements of operations in the applicable period in which they are earned.

Other Revenue

Other revenue primarily consists of services provided to customers on a non-recurring basis. This includes projects such as the purchase and installation of circuits, racks, circuit breakers and other customer requested items. Revenue is recognized on a completed contract basis when the project is finished and ready for the customer’s use. This method is consistently applied for all periods presented. Costs of providing these services are included in other expenses in the accompanying consolidated statements of operations.

Redeemable Noncontrolling Interests – Operating Partnership / Redeemable Partnership Units

Redeemable noncontrolling interests – operating partnership, as presented on DFT’s consolidated balance sheets, represent the OP units held by individuals and entities other than DFT. These interests are also presented on the Operating Partnership’s consolidated balance sheets, referred to as “redeemable partnership units.” Accordingly, the following discussion related to redeemable noncontrolling interests – operating partnership of DFT refers equally to redeemable partnership units of the Operating Partnership.

Redeemable noncontrolling interests – operating partnership, which require cash payment, or allow settlement in shares, but with the ability to deliver the shares outside of the control of DFT, are reported outside of the permanent equity section of the consolidated balance sheets of DFT and the Operating Partnership. Redeemable noncontrolling interests – operating partnership are adjusted for income, losses and distributions allocated to OP units not held by DFT (normal noncontrolling interest accounting amount). Adjustments to redeemable noncontrolling interests – operating partnership are recorded to reflect increases or decreases in the ownership of the Operating Partnership by holders of OP units, including the redemptions of OP units for cash or in exchange for shares of DFT’s common stock. If such adjustments result in redeemable noncontrolling interests – operating partnership being recorded at less than the redemption value of the OP units, redeemable noncontrolling interests – operating partnership are further adjusted to their redemption value. See Note 6. Redeemable noncontrolling interests – operating partnership are recorded at the greater of the normal noncontrolling interest accounting amount or redemption value. The following is a summary of activity for redeemable noncontrolling interests – operating partnership for the six months ended June 30, 2017 (dollars in thousands):

	OP Units
	Number	Amount
Balance at December 31, 2016	13,455,515	$591,101
Net income attributable to redeemable noncontrolling interests – operating partnership	—	10,218
Other comprehensive income attributable to redeemable noncontrolling interests – operating partnership - foreign currency translation adjustments	—	17
Distributions declared	—	(11,682)
Redemption of operating partnership units	(1,773,147)	(77,894)
Adjustments to redeemable noncontrolling interests – operating partnership	—	202,734

Balance at June 30, 2017	11,682,368	$714,494

The following is a summary of activity for redeemable partnership units for the six months ended June 30, 2017 (dollars in thousands):

	OP Units
	Number	Amount
Balance at December 31, 2016	13,455,515	$591,101
Redemption of operating partnership units	(1,773,147)	(77,894)
Adjustments to redeemable partnership units	—	201,287

Balance at June 30, 2017	11,682,368	$714,494

Net income is allocated to controlling interests and redeemable noncontrolling interests – operating partnership in accordance with the limited partnership agreement of the Operating Partnership. The following is a summary of net income attributable to controlling interests and transfers to redeemable noncontrolling interests – operating partnership for the three and six months ended June 30, 2017 and 2016 (dollars in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income attributable to controlling interests	$33,457	$53,090	$72,020	$84,309
Transfers from noncontrolling interests:
Net change in the Company’s common stock and additional paid in capital due to the redemption of OP units and other adjustments to redeemable noncontrolling interests – operating partnership	(136,486)	(52,476)	(124,840)	(177,957)

	$(103,029)	$614	$(52,820)	$(93,648)

Earnings Per Share of DFT

Basic earnings per share is calculated by dividing the net income attributable to common shares for the period by the weighted average number of common shares outstanding during the period using the two class method. Diluted earnings per share is calculated by dividing the net income attributable to common shares for the period by the weighted average number of common and dilutive securities outstanding during the period using the two class method.

Earnings Per Unit of the Operating Partnership

Basic earnings per unit is calculated by dividing the net income attributable to common units for the period by the weighted average number of common units outstanding during the period using the two class method. Diluted earnings per unit is calculated by dividing the net income attributable to common units for the period by the weighted average number of common and dilutive securities outstanding during the period using the two class method.

Stock-based Compensation

We periodically award stock-based compensation to employees and members of our Board of Directors in the form of common stock, restricted common stock, options and performance units. For each common stock award granted by DFT, the OP issues an equivalent common unit, which may be referred to herein as a common share, common stock, or a common unit. We estimate the fair value of the awards and recognize this value over the requisite service period. The fair value of restricted stock-based compensation is based on the market value of DFT’s common stock on the date of the grant. The fair value of options to purchase common stock is based on the Black-Scholes model. The fair value of performance units is based on a Monte Carlo simulation.

Foreign Currency

The U.S. dollar is the functional currency of our consolidated operations in the United States. The functional currency of our consolidated entities outside of the United States is the principal currency of the economic environment in which the entity primarily generates and expends cash. We translate the financial statements of consolidated entities whose functional currency is not the U.S. dollar into U.S. dollars. We translate assets and liabilities at the exchange rate in effect as of the financial statement date and translate income statement accounts using the weighted average exchange rate for the period. We include foreign currency translation adjustments and the effect of exchange rate changes on intercompany transactions of a long-term investment nature as a separate component of stockholders’ equity or partners’ capital. We report gains and losses from the effect of rate changes on intercompany receivables and payables that are not of a long-term investment nature, as well as gains and losses from remeasuring U.S. dollar transactions for non-U.S. functional currency entities, in other expenses on our consolidated statements of operations. For the three and six months ended June 30, 2017 and 2016, we had no material foreign currency transaction losses.

Recently Issued Accounting Pronouncements

Revenue Recognition - In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. We are required to apply the new standard in the first quarter of 2018 and expect to elect the modified retrospective method of application of the standard. Although the standard does not apply to leases, we have assessed the impact on our financial position and results of operations. The standard will change our method of recognizing revenue on service and installation contracts included in other revenue in the accompanying consolidated statements of operations from the completed contract method to a method that recognizes revenue over the course of the contract based on the goods or services transferred to date relative to the remaining goods or services promised under the contract. We do not expect that this change will have a material effect on our financial position or results of operations. In addition, we currently do not believe the standard will have a material impact on how we recognize revenues from tenants with respect to operating expense recoveries on our financial position or results of operations.

Leases - In February 2016, the FASB issued ASU No. 2016-02 - Leases (Topic 842). We are required to apply the new standard in the first quarter of 2019. The Company’s leases consist of both lease components that will be accounted for under this standard and non-lease components such as operating expense recovery income that will be accounted for under ASU 2014-09, Revenue from Contracts with Customers. The standard does not fundamentally change the lessor accounting model, and we do not believe that the new standard will have a material effect on our financial position or results of operations.

Financial Instruments - In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. Under this guidance, a company will be required to use a new forward-looking “expected loss” model for trade and other receivables that generally will result in the earlier recognition of allowances for losses. We are required to apply the new standard in the first quarter of 2020 and do not believe that the new standard will have a material effect on our financial position or results of operations.

Statement of Cash Flows - In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The standard provides guidance on eight specific cash flow classification issues including debt prepayment or debt extinguishment costs, contingent consideration payments made after a business combination, and separately identifiable cash flows and application of the predominance principle. We are required to apply the new standard in the first quarter of 2018 and do not believe that the new standard will have a material effect on our financial position or results of operations.

Statement of Cash Flows - Restricted Cash - In November 2016, the FASB issued ASU No. 2016-18 (Topic 230), Restricted Cash. The standard requires restricted cash to be included with cash and cash equivalents when reconciling the beginning and ending amounts in the statement of cash flows. We are required to apply the new standard in the first quarter of 2018 and do not believe that the new standard will have a material effect on our financial position or results of operations.

Business Combinations - In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The standard narrows the existing definition of a business and provides a framework for evaluating whether a transaction should be accounted for as an acquisition of assets or a business. The guidance is effective for public entities for fiscal years beginning after December 15, 2017 and interim periods within those years. We early-adopted the standard effective January 1, 2017. As a result of this new guidance, acquisitions may now result in an asset purchase rather than a business combination. We do not believe that the new standard will have a material effect on our financial position or results of operations.

Reclassifications

We have combined the previously reported line item for lease contracts above market value, net into the prepaid expenses and other assets line item in the accompanying consolidated balance sheet as of December 31, 2016 to conform to the current year presentation. We have also combined the previously reported line item for lease contracts below market value, net into the prepaid rents and other liabilities line item in the accompanying consolidated balance sheet as of December 31, 2016 to conform to the current year presentation.

3. Real Estate Assets

The following is a summary of our properties as of June 30, 2017 (dollars in thousands):

Property	Location	Land	Buildings and Improvements	Construction in Progress and Land Held for Development	Total Cost (2)
ACC2	Ashburn, VA	$2,500	$156,591		$159,091
ACC3	Ashburn, VA	1,071	96,080		97,151
ACC4	Ashburn, VA	6,600	538,869		545,469
ACC5	Ashburn, VA	6,443	299,016		305,459
ACC6	Ashburn, VA	5,518	216,829		222,347
ACC7	Ashburn, VA	9,753	335,490		345,243
ACC9 Phase I	Ashburn, VA	4,235	119,573		123,808
CH1	Elk Grove Village, IL	21,025	359,171		380,196
CH2	Elk Grove Village, IL	14,392	256,910		271,302
SC1 Phases I-II	Santa Clara, CA	20,202	433,099		453,301
VA3	Reston, VA	9,000	179,860		188,860
VA4	Bristow, VA	6,800	149,614		156,414

		107,539	3,141,102	—	3,248,641
Construction in progress and land held for development (1)				551,258	551,258

		$107,539	$3,141,102	$551,258	$3,799,899

(1)	Properties located in Ashburn, VA (ACC8, ACC9 Phase II, ACC10, and ACC11), Elk Grove Village, IL (CH3), Santa Clara, CA (SC1 Phase III), Hillsboro, OR (OR1 and OR2), Vaughan, ON (TOR1) and Mesa, AZ (PHX1 and PHX2).
(2)	As of June 30, 2017, the total cost of long-lived assets located in the United States totaled $3,701.6 million, and the total costs of long-lived assets located in Canada totaled $98.3 million (TOR1 in Vaughan, ON).

In May 2017, we completed the acquisition of 56.5 acres of undeveloped land in Mesa, Arizona for a purchase price of $12.3 million, including transaction costs. We are holding this parcel of land for future development.

4. Debt

Debt Summary as of June 30, 2017 and December 31, 2016

($ in thousands)

	June 30, 2017				December 31, 2016
	Amounts (1)	% of Total	Rates	Maturities (years)	Amounts
Secured	$107,500	7%	2.8%	0.7	$111,250
Unsecured	1,435,997	93%	4.5%	4.3	1,150,926

Total	$1,543,497	100%	4.4%	4.1	$1,262,176

Fixed Rate Debt:
Unsecured Notes due 2021	$600,000	39%	5.9%	4.2	$600,000
Unsecured Notes due 2023 (2)	250,000	16%	5.6%	6.0	250,000

Fixed Rate Debt	$850,000	55%	5.8%	4.7	$850,000

Floating Rate Debt:
Unsecured Credit Facility	335,997	22%	2.7%	3.1	50,926
Unsecured Term Loan	250,000	16%	2.7%	4.6	250,000
ACC3 Term Loan	107,500	7%	2.8%	0.7	111,250

Floating Rate Debt	693,497	45%	2.7%	3.2	412,176

Total	$1,543,497	100%	4.4%	4.1	$1,262,176

(1)	Principal amounts exclude deferred financing costs.
(2)	Principal amount excludes original issue discount of $1.6 million.

Outstanding Indebtedness

Unsecured Credit Facility and Unsecured Term Loan

On July 25, 2016, we entered into an amended and restated credit agreement with a syndicate of banks (the “Amended and Restated Credit Agreement”) that includes the following:

•	an unsecured revolving credit facility with a total commitment of $750 million (the “Unsecured Credit Facility”); and

•	an unsecured term loan facility, which has a total commitment and amount outstanding of $250 million (the “Unsecured Term Loan”).

In November 2016, we added a Canadian dollar sublimit of up to $185 million (approximately CAD $250 million) to the Unsecured Credit Facility, which allows us to borrow in Canadian dollars to fund our TOR1 data center development in Vaughan, Ontario. In addition, the Canadian borrowings allow us to hedge our foreign currency investment risk by having these liabilities translate at the same exchange rates as our Canadian assets at the end of each period. To date, we have designated all of the Canadian borrowings on the Unsecured Credit Facility, which totaled CAD $105 million as of June 30, 2017, as a net investment hedge of our Canadian assets. For the effective portion of these net investment hedges, the currency translation effects of these borrowings are reflected in accumulated other comprehensive loss within shareholders’ equity on our consolidated balance sheets, where they offset the currency translation effects of our investment in our Canadian assets. There has been no ineffectiveness for our net investment hedges to date as of June 30, 2017.

At our option, we may increase the total commitment under the Unsecured Credit Facility and the Unsecured Term Loan to $1.25 billion, if one or more lenders commit to being a lender for the additional amount and certain other customary conditions are met.

The obligations under the Amended and Restated Credit Agreement are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by DFT and all of the Operating Partnership’s subsidiaries that currently guaranty the obligations under the Unsecured Notes due 2021, listed below. We may prepay the Unsecured Credit Facility and Unsecured Term Loan at any time, in whole or in part, without penalty or premium.

The Amended and Restated Credit Agreement requires that DFT, the Operating Partnership and their subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making investments, effecting mergers and/or asset sales, and certain limits on dividend payments, distributions and purchases of DFT’s stock. In addition, the facility imposes financial maintenance covenants relating to, among other things, the following matters:

•	unsecured debt not exceeding 60% of the value of unencumbered assets, subject to an increase to 65% following a material acquisition;

•	net operating income generated from unencumbered properties divided by the amount of unsecured debt (net of unrestricted cash and cash equivalents) being not less than 12.5%, subject to a decrease to not less than 10% following a material acquisition;

•	total indebtedness not exceeding 60% of gross asset value, subject to an increase to 65% following a material acquisition;

•	fixed charge coverage ratio being not less than 1.70 to 1.00; and

•	tangible net worth being not less than $2.3 billion plus 75% of the sum of (i) net equity offering proceeds after July 25, 2016 (but excluding such net offering proceeds that are used within ninety (90) days following the consummation of the applicable equity offering for permitted equity redemptions) and (ii) the value of equity interests issued in connection with a contribution of assets to the Borrower or its subsidiaries; and

•	until an investment grade unsecured debt credit rating has been achieved, unhedged variable rate debt not exceeding 30% of gross asset value.

The Amended and Restated Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Operating Partnership under the facility to be immediately due and payable.

We were in compliance with all covenants under the Unsecured Credit Facility and the Unsecured Term Loan as of June 30, 2017.

The Unsecured Credit Facility matures on July 25, 2020 and includes a one-year extension option, subject to the payment of an extension fee equal to 7.5 basis points on the total commitment in effect on such initial maturity date and certain other customary conditions.

We may elect to have borrowings under the Unsecured Credit Facility bear interest at either LIBOR or a base rate, which is based on the lender’s prime rate, in each case plus an applicable margin. Prior to our receiving an investment grade credit rating, the applicable margin added to LIBOR and the base rate is based on the table below.

		Applicable Margin
Pricing Level	Ratio of Total Indebtedness to Gross Asset Value	LIBOR Rate Loans	Base Rate Loans
Level 1	Less than or equal to 35%	1.55%	0.55%
Level 2	Greater than 35% but less than or equal to 40%	1.65%	0.65%
Level 3	Greater than 40% but less than or equal to 45%	1.80%	0.80%
Level 4	Greater than 45% but less than or equal to 52.5%	1.95%	0.95%
Level 5	Greater than 52.5%	2.15%	1.15%

The applicable margin is currently set at pricing Level 1. The terms of the Unsecured Credit Facility provide for the adjustment of the applicable margin from time to time according to the ratio of the Operating Partnership’s total indebtedness to gross asset value in effect from time to time.

In the event we receive an investment grade credit rating, borrowings under the Unsecured Credit Facility will bear interest based on the table below.

		Applicable Margin
Credit Rating Level	Credit Rating	LIBOR Rate Loans	Base Rate Loans
Level 1	Greater than or equal to A- by S&P or A3 by Moody’s	0.85%	0.00%
Level 2	Greater than or equal to BBB+ by S&P or Baa1 by Moody’s	0.90%	0.00%
Level 3	Greater than or equal to BBB by S&P or Baa2 by Moody’s	1.00%	0.00%
Level 4	Greater than or equal to BBB- by S&P or Baa3 by Moody’s	1.20%	0.20%
Level 5	Less than BBB- by S&P or Baa3 by Moody’s	1.55%	0.55%

Following the receipt of such investment grade rating, the terms of the Unsecured Credit Facility provide for the adjustment of the applicable margin from time to time according to the rating then in effect.

The amount available for borrowings under the Unsecured Credit Facility is determined according to a calculation comparing the value of certain unencumbered properties designated by the Operating Partnership at such time relative to the amount of the Operating Partnership’s unsecured debt. Up to $35 million of the borrowings under the Unsecured Credit Facility may be used for letters of credit.

As of June 30, 2017, we had no letters of credit outstanding and borrowings of $336.0 million outstanding under this Unsecured Credit Facility.

The Unsecured Term Loan matures on January 21, 2022, with no extension option.

Under the terms of the Unsecured Term Loan, we may elect to have borrowings under the loan bear interest at either LIBOR or a base rate, which is based on the lender’s prime rate, in each case plus an applicable margin. Prior to our receiving an investment grade credit rating, the applicable margin added to LIBOR and the base rate is based on the table below.

		Applicable Margin
Pricing Level	Ratio of Total Indebtedness to Gross Asset Value	LIBOR Rate Loans	Base Rate Loans
Level 1	Less than or equal to 35%	1.50%	0.50%
Level 2	Greater than 35% but less than or equal to 40%	1.60%	0.60%
Level 3	Greater than 40% but less than or equal to 45%	1.75%	0.75%
Level 4	Greater than 45% but less than or equal to 52.5%	1.90%	0.90%
Level 5	Greater than 52.5%	2.10%	1.10%

The applicable margin is currently set at pricing Level 1. The terms of the Unsecured Term Loan also provide that, in the event we receive an investment grade credit rating, borrowings under the loan will bear interest based on the table below.

		Applicable Margin
Credit Rating Level	Credit Rating	LIBOR Rate Loans	Base Rate Loans
Level 1	Greater than or equal to A- by S&P or A3 by Moody’s	0.825%	0.00%
Level 2	Greater than or equal to BBB+ by S&P or Baa1 by Moody’s	0.875%	0.00%
Level 3	Greater than or equal to BBB by S&P or Baa2 by Moody’s	1.00%	0.00%
Level 4	Greater than or equal to BBB- by S&P or Baa3 by Moody’s	1.25%	0.25%
Level 5	Less than BBB- by S&P or Baa3 by Moody’s	1.65%	0.65%

Following the receipt of such investment grade rating, the terms of the loan provide for the adjustment of the applicable margin from time to time according to the rating then in effect.

ACC3 Term Loan

We have a $107.5 million term loan facility, the ACC3 Term Loan, that is secured by our ACC3 data center facility and an assignment of the lease agreement between us and the customer of ACC3. The borrower, one of our subsidiaries, may elect to have borrowings under the ACC3 Term Loan bear interest at (i) LIBOR plus 1.55% or (ii) a base rate, which is based on the lender’s prime rate, plus 0.55%. The interest rate is currently at LIBOR plus 1.55%. The ACC3 Term Loan matures on March 27, 2018, and we may prepay the ACC3 Term Loan at any time, in whole or in part, without penalty or premium. The Operating Partnership has guaranteed the outstanding principal amount of the ACC3 Term Loan, plus interest and certain costs under the loan.

The ACC3 Term Loan imposes financial maintenance covenants relating to, among other things, the following matters:

•	consolidated total indebtedness of the Operating Partnership not exceeding 60% of gross asset value of the Operating Partnership;

•	fixed charge coverage ratio of the Operating Partnership being not less than 1.70 to 1.00;

•	tangible net worth of the Operating Partnership being not less than $1.3 billion plus 80% of the sum of (i) net equity offering proceeds and (ii) the value of equity interests issued in connection with a contribution of assets to the Operating Partnership or its subsidiaries; and

•	debt service coverage ratio of the borrower not less than 1.50 to 1.00.

We were in compliance with all of the covenants under the ACC3 Term Loan as of June 30, 2017.

Unsecured Notes due 2021

On September 24, 2013, the Operating Partnership completed the sale of $600 million of 5.875% senior unsecured notes due 2021, which we refer to as the Unsecured Notes due 2021. The Unsecured Notes due 2021 were issued at face value and mature on September 15, 2021. We pay interest on the Unsecured Notes due 2021 semi-annually, in arrears, on March 15th and September 15th of each year.

The Unsecured Notes due 2021 are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by DFT and certain of the Operating Partnership’s subsidiaries, including the subsidiaries that own the ACC2, ACC4, ACC5, ACC6, VA3, VA4, CH1 and SC1 data centers (collectively, the “Subsidiary Guarantors”), but excluding the subsidiaries that own the ACC3, ACC7, ACC9, ACC10, CH2, CH3 and TOR1 data centers, the ACC8, ACC11, OR1, OR2, PHX1 and PHX2 parcels of land, our taxable REIT subsidiary, DF Technical Services LLC and our property management subsidiary, DF Property Management LLC.

The Unsecured Notes due 2021 rank (i) equally in right of payment with all of the Operating Partnership’s existing and future senior unsecured indebtedness, (ii) senior in right of payment with all of its existing and future subordinated indebtedness, (iii) effectively subordinate to any of the Operating Partnership’s existing and future secured indebtedness and (iv) effectively junior to any liabilities of any subsidiaries of the Operating Partnership that do not guarantee the Unsecured Notes due 2021. The guarantees of the Unsecured Notes due 2021 by DFT and the Subsidiary Guarantors rank (i) equally in right of payment with such guarantor’s existing and future senior unsecured indebtedness, (ii) senior in right of payment with all of such guarantor’s existing and future subordinated indebtedness and (iii) effectively subordinate to any of such guarantor’s existing and future secured indebtedness.

The Unsecured Notes due 2021 may be redeemed at the Operating Partnership’s option, in whole or in part, at any time, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing September 15 of the years indicated below, in each case together with accrued and unpaid interest to the date of redemption:

Year	Redemption Price
2016	104.406%
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

If there is a change of control (as defined in the indenture governing the Unsecured Notes due 2021) of the Operating Partnership or DFT, we must offer to purchase the Unsecured Notes due 2021 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, in certain circumstances we may be required to use the net proceeds of asset sales to purchase a portion of the Unsecured Notes due 2021 at 100% of the principal amount thereof, plus accrued and unpaid interest.

The Unsecured Notes due 2021 have certain covenants limiting the ability of or prohibiting the Operating Partnership and certain of its subsidiaries from, among other things, (i) incurring secured or unsecured indebtedness, (ii) entering into sale and leaseback transactions, (iii) making certain dividend payments, distributions, purchases of DFT’s common stock and investments, (iv) entering into transactions with affiliates, (v) entering into agreements limiting the ability to make certain transfers and other payments from subsidiaries, (vi) engaging in sales of assets or (vii) engaging in certain mergers, consolidations or transfers/sales of all or substantially all assets. However, DFT may pay the minimum dividend necessary to meet its REIT income distribution requirements.

The Unsecured Notes due 2021 also require the Operating Partnership and the Subsidiary Guarantors to maintain total unencumbered assets of at least 150% of their unsecured debt on a consolidated basis. The Unsecured Notes due 2021 also have customary events of default, including, but not limited to, nonpayment, breach of covenants, and payment or acceleration defaults in certain other indebtedness of ours or certain of our subsidiaries. Upon an event of default, the holders of the Unsecured Notes due 2021 or the trustee may declare the Unsecured Notes due 2021 due and immediately payable. We were in compliance with all covenants under the Unsecured Notes due 2021 as of June 30, 2017.

Unsecured Notes due 2023

On June 9, 2015, the Operating Partnership completed the sale of $250 million of 5.625% senior unsecured notes due 2023, which we refer to as the Unsecured Notes due 2023. The Unsecured Notes due 2023 were issued at 99.205% of par and mature on June 15, 2023. We pay interest on the Unsecured Notes due 2023 semi-annually, in arrears, on June 15th and December 15th of each year.

The Unsecured Notes due 2023 are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by DFT and the same Subsidiary Guarantors as those that guarantee the Unsecured Notes due 2021.

The ranking of the Unsecured Notes due 2023 and the guarantees of these notes are the same as the ranking of the Unsecured Notes due 2021 and the guarantee of those notes.

At any time prior to June 15, 2018, the Operating Partnership may redeem the Unsecured Notes due 2023, in whole or in part, at a price equal to the sum of (i) 100% of the principal amount of the Unsecured Notes due 2023 to be redeemed, plus (ii) a make-whole premium and accrued and unpaid interest. The Unsecured Notes due 2023 may be redeemed at the Operating Partnership’s option, in whole or in part, at any time, on and after June 15, 2018 at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing June 15 of the years indicated below, in each case together with accrued and unpaid interest to the date of redemption:

Year	Redemption Price
2018	104.219%
2019	102.813%
2020	101.406%
2021 and thereafter	100.000%

If there is a change of control (as defined in the indenture governing the Unsecured Notes due 2023) of the Operating Partnership or DFT, we must offer to purchase the Unsecured Notes due 2023 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, in certain circumstances we may be required to use the net proceeds of asset sales to purchase a portion of the Unsecured Notes due 2023 at 100% of the principal amount thereof, plus accrued and unpaid interest.

The Unsecured Notes due 2023 have certain covenants limiting or prohibiting the ability of the Operating Partnership and certain of its subsidiaries from, among other things, (i) incurring secured or unsecured indebtedness, (ii) entering into sale and leaseback transactions, (iii) making certain dividend payments, distributions, purchases of DFT’s common stock and investments, (iv) entering into transactions with affiliates, (v) entering into agreements limiting the ability to make certain transfers and other payments from subsidiaries, (vi) engaging in sales of assets or (vii) engaging in certain mergers, consolidations or transfers/sales of all or substantially all assets. However, DFT may pay the minimum dividend necessary to meet its REIT income distribution requirements.

The Unsecured Notes due 2023 also require the Operating Partnership and the Subsidiary Guarantors to maintain total unencumbered assets of at least 150% of their unsecured debt on a consolidated basis. The Unsecured Notes due 2023 also have customary events of default, including, but not limited to, nonpayment, breach of covenants, and payment or acceleration defaults in certain other indebtedness of ours or certain of our subsidiaries. Upon an event of default, the holders of the Unsecured Notes due 2023 or the trustee may declare the Unsecured Notes due 2023 due and immediately payable. We were in compliance with all covenants under the Unsecured Notes due 2023 as of June 30, 2017.

Bridge Loan Commitment

On June 8, 2017, the Company and Goldman Sachs Bank USA (“Goldman Sachs”) entered into a commitment letter under which Goldman Sachs has committed to provide financing for working capital and certain other general corporate purposes to the Operating Partnership in the form of an unsecured bridge loan in an aggregate principal amount of up to $200 million (the “Bridge Facility”), subject to certain customary closing conditions, including entering into definitive loan documents for the Bridge Facility. Goldman Sachs’ commitment to provide the Bridge Facility will terminate on November 30, 2017 if the closing of the Bridge Facility does not occur prior to such date. In addition, the commitment letter appoints Goldman Sachs to act as sole lead arranger, sole bookrunner and sole syndication agent, and as administrative agent, in connection with the Bridge Facility. The Company has not notified Goldman Sachs of its intent to draw on the Bridge Facility.

The commitment letter also provides that amounts outstanding under the Bridge Facility would bear interest at a per annum rate equal to LIBOR plus a margin of 150 basis points, which margin increases by an additional 50 basis points every three months following the date on which funds are drawn under the Bridge Facility. If the Company were to draw on the Bridge Facility, it would mature on the earlier of (a) the date on which the Mergers contemplated by the Merger Agreement are consummated or (b) the date that is 364 days after the date of initial funding. Subject to exceptions to be agreed to in the definitive loan documents, proceeds from (i) the incurrence of indebtedness by us or any of our subsidiaries, (ii) the issuance of equity securities by the Company and (iii) non-ordinary course asset sales, including of any of our facilities, in each case, would be required to be used to prepay amounts outstanding under the Bridge Facility. Any outstanding amounts under the Bridge Facility would be guaranteed by the same Subsidiary Guarantors as those that guarantee the Amended and Restated Credit Agreement, the Unsecured Notes due 2021 and the Unsecured Notes due 2023.

In addition, the commitment letter provides that the definitive loan documents will contain various covenants, including financial maintenance covenants, and events of defaults substantially similar to those contained in the Amended and Restated Credit Agreement.

A summary of our debt maturity schedule as of June 30, 2017 is as follows:

Debt Maturity as of June 30, 2017

($ in thousands)

Year	Fixed Rate (1)		Floating Rate (1)		Total (1)	% of Total	Rates
2017	$—		$5,000	(4)	$5,000	0.3%	2.8%
2018	—		102,500	(4)	102,500	6.6%	2.8%
2019	—		—		—	—%	—%
2020	—		335,997	(5)	335,997	21.8%	2.7%
2021	600,000	(2)	—		600,000	38.9%	5.9%
2022	—		250,000	(6)	250,000	16.2%	2.7%
2023	250,000	(3)	—		250,000	16.2%	5.6%

Total	$850,000		$693,497		$1,543,497	100.0%	4.4%

(1)	Principal amounts exclude deferred financing costs.
(2)	The 5.875% Unsecured Notes due 2021 mature on September 15, 2021.
(3)	The 5.625% Unsecured Notes due 2023 mature on June 15, 2023. Principal amount excludes original issue discount of $1.6 million as of June 30, 2017.
(4)	The ACC3 Term Loan matures on March 27, 2018 with no extension option. Quarterly principal payments of $1.25 million began on April 1, 2016, increased to $2.5 million on April 1, 2017 and continue through maturity.
(5)	The Unsecured Credit Facility matures on July 25, 2020 with a one-year extension option.
(6)	The Unsecured Term Loan matures on January 21, 2022 with no extension option.

5. Commitments and Contingencies

The Company, the Operating Partnership, the directors and several affiliated entities, as well as Digital Realty and certain of its affiliates, have been named as defendants in one putative shareholder class action lawsuit, and the Company and the directors have been named as defendants in two additional putative shareholder class action lawsuits, filed in connection with the Mergers (collectively, the “Lawsuits”). The first case is styled Louis Scarantino v. DuPont Fabros Technology, Inc. et al., Case No. 1:17-cv-01428 (D.D.C.) and was filed on July 18, 2017 in the United States District Court for the District of Columbia. The second case was styled William Lawrence v. DuPont Fabros Technology, Inc. et al., Case No: 1:17-cv-02042 and was filed, incorrectly, on July 21, 2017 in the United States District Court for the District of Maryland. On July 24, 2017, that action was terminated and the complaint was re-filed in the United States District Court for the District of Columbia and styled Lawrence v. DuPont Fabros Technology, Inc., Case No. 1:17-cv-1465 (D.D.C.). The third case is styled Daniel Canchola v. DuPont Fabros Technology, Inc. et al., Case No: 1:17-cv-01481 (D.D.C.) and was filed on July 24, 2017 in the United States District Court for the District of Columbia. The Lawsuits allege violations of the Securities and Exchange Act of 1934 (the “Exchange Act”) arising in connection with the filing of DLR’s Registration Statement on Form S-4 (the “Registration Statement”) that was filed in connection with the proposed Mergers. The plaintiffs in the Lawsuits seek, among other things, damages, an order enjoining consummation of the Mergers, changes to the Registration Statement, an award of attorney’s fees and declaratory relief stating that the defendants violated the Exchange Act.

The Company disputes the allegations raised in the Lawsuits and will vigorously defend the Company, the Operating Partnership, the directors and related defendants.

Further, we are involved from time to time in various other legal proceedings, lawsuits, examinations by various tax authorities and claims that have arisen in the ordinary course of business. We currently believe that the resolution of such matters will not have a material adverse effect on our financial condition or results of operations.

Contracts related to the development of the ACC9 Phases I-II, SC1 Phase III, CH3 Phases I-II, ACC10 Phase I and TOR1 Phase IA data centers were in place as of June 30, 2017. These contracts are cost-plus in nature whereby the contract sum is the aggregate of the contractor’s cost to perform the work and to purchase the equipment plus a contractor fee. Control estimates, which are adjusted from time to time to reflect any contract changes, are estimates of the total contract cost at completion. As of June 30, 2017, the control estimates were as follows for our projects under development:

•	ACC9 Phase I: $168.4 million, of which $164.9 million has been incurred, and an additional $1.3 million has been committed under this contract.

•	ACC9 Phase II: $63.9 million, of which $50.5 million has been incurred, and an additional $5.7 million has been committed under this contract.

•	SC1 Phase III: $150.6 million, of which $135.4 million has been incurred, and an additional $15.2 million has been committed under this contract.

•	CH3 Phase I: $187.9 million, of which $103.6 million has been incurred, and an additional $66.5 million has been committed under this contract.

•	CH3 Phase II: $54.7 million, of which $1.3 million has been incurred, and an additional $29.5 million has been committed under this contract.

•	ACC10 Phase I: $159.1 million, of which $20.4 million has been incurred, and an additional $53.5 million has been committed under this contract.

•	TOR1 Phase IA: $154.8 million, of which $46.9 million has been incurred, and an additional $55.4 million has been committed under this contract.

Concurrent with DFT’s October 2007 initial public offering, we entered into tax protection agreements with some of the contributors of the initial properties including our Chairman of the Board and our former CEO. Pursuant to the terms of these agreements, we must provide an opportunity for certain contributors of the initial properties to guarantee a secured loan and, if we fail to do so, we could be liable for protection on the taxes related to approximately $104 million (unaudited) of remaining minimum liability. The amount of our liability for protection on taxes could be based on the highest federal, state and local capital gains tax rates of the applicable contributor. Any sale by the Company that requires payments to any of DFT’s executive officers or directors pursuant to these agreements requires the approval of at least 75% of the disinterested members of DFT’s Board of Directors.

6. Redeemable noncontrolling interests – operating partnership / Redeemable partnership units

Redeemable noncontrolling interests – operating partnership, as presented in DFT’s accompanying consolidated balance sheets, represent the OP units held by individuals and entities other than DFT. These interests are also presented in the Operating Partnership’s consolidated balance sheets, referred to as “redeemable partnership units.” Accordingly, the following discussion related to redeemable noncontrolling interests – operating partnership of DFT refers equally to redeemable partnership units of the Operating Partnership.

The redemption value of redeemable noncontrolling interests – operating partnership as of June 30, 2017 and December 31, 2016 was $714.5 million and $591.1 million, respectively, based on the closing share price of DFT’s common stock of $61.16 and $43.93, respectively, on those dates.

Holders of OP units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of DFT’s common stock, if and when DFT’s Board of Directors declares such a dividend. Holders of OP units have the right to tender their units for redemption, in an amount equal to the fair market value of DFT’s common stock.

DFT may elect to redeem tendered OP units for cash or for shares of DFT’s common stock. During the six months ended June 30, 2017, OP unitholders redeemed a total of 1,773,147 OP units in exchange for an equal number of shares of common stock. See Note 2.

7. Preferred Stock

Series C Preferred Stock

In May 2016, DFT issued 8,050,000 shares of Series C Preferred Stock for $201.3 million in an underwritten public offering that resulted in proceeds to the Company, net of underwriting discounts, commissions and other offering costs of $194.3 million. The liquidation preference on the Series C Preferred Stock is $25 per share and dividends are scheduled quarterly. For each share of Series C Preferred Stock issued by DFT, the Operating Partnership issued a preferred unit equivalent to DFT with the same terms.

In 2017, DFT declared the following cash dividends on its Series C Preferred Stock, of which the OP will pay or has paid an equivalent distribution on its preferred units:

•	$0.4140625 per share payable to stockholders of record as of February 1, 2017. This dividend was paid on February 15, 2017.

•	$0.4140625 per share payable to stockholders of record as of May 1, 2017. This dividend was paid on May 15, 2017.

•	$0.4140625 per share payable to stockholders of record as of August 1, 2017. This dividend is scheduled to be paid on August 15, 2017.

Except in instances relating to preservation of our qualification as a REIT or in connection with our special optional redemption right discussed below, our Series C Preferred Stock is not redeemable prior to May 15, 2021. On and after May 15, 2021, we may, at our option, redeem our Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

Upon the occurrence of a change of control, we have a special optional redemption right that enables us to redeem the Series C Preferred Stock within 120 days after the first date on which a change of control has occurred resulting in neither DFT nor the surviving entity having a class of common shares listed on the NYSE, NYSE MKT, or NASDAQ. For this special redemption right, the redemption price is $25 per share in cash, plus accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date. Based on the terms of the pending Merger with DLR, we do not believe this redemption right will be exercised.

Upon the occurrence of a change of control that results in neither DFT nor the surviving entity having a class of common shares listed on the NYSE, NYSE MKT, or NASDAQ, the holder will have the right (subject to our special optional redemption right to redeem the Series C Preferred Stock) to convert some or all of the Series C Preferred Stock into a number of shares of DFT’s common stock equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25, plus (y) an amount equal to any accrued and unpaid dividends, whether or not declared to, but not including, the date of conversion (unless the date of conversion is after a record date for a Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this quotient), by (ii) the price of DFT’s common stock, and (B) 1.1723 (the Share Cap), subject to certain adjustments and provisions for the receipt of alternative consideration of equivalent value.

8. Stockholders’ Equity of DFT and Partners’ Capital of the OP

In 2017, DFT declared and paid the following cash dividends per share on its common stock, of which the OP paid equivalent distributions on OP units:

•	$0.50 per share payable to stockholders of record as of April 3, 2017. This dividend was paid on April 17, 2017.

•	$0.50 per share payable to stockholders of record as of July 3, 2017. This dividend was paid on July 17, 2017.

9. Equity Compensation Plan

In June 2017, our amended and restated 2011 Equity Incentive Plan (the “2011 Amended Plan”) became effective following receipt of approval from our stockholders. The 2011 Amended Plan is administered by the Compensation Committee of our Board of Directors. The 2011 Amended Plan allows us to provide equity-based compensation to our personnel and directors in the form of stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units, performance-based awards, unrestricted stock, long term incentive units, or LTIP units, and other awards.

The 2011 Amended Plan authorizes a maximum aggregate of 9,000,000 share equivalents be reserved for future issuances. In addition, under the 2011 Amended Plan, shares of common stock that are subject to awards of options or stock appreciation rights will be counted against the 2011 Amended Plan share limit as one share for every one share subject to the award. Any shares of stock that are subject to awards other than options or stock appreciation rights shall be counted against the 2011 Amended Plan share limit as 5.39 shares for every one share subject to the award.

As of June 30, 2017, 56,520 share equivalents were issued under the 2011 Amended Plan, and the maximum aggregate amount of share equivalents remaining available for future issuance was 8,943,480.

Restricted Stock

Restricted stock awards vest over specified periods of time as long as the employee remains employed with the Company. The following table sets forth the number of unvested shares of restricted stock and the weighted average fair value of these shares at the date of grant:

	Shares of Restricted Stock	Weighted Average Fair Value at Date of Grant
Unvested balance at December 31, 2016	309,175	$32.30
Granted	174,319	47.41
Vested	(123,606)	30.00
Forfeited	(10,403)	37.08

Unvested balance at June 30, 2017	349,485	$40.03

During the six months ended June 30, 2017, we issued 174,319 shares of restricted stock, which had an aggregate value of $8.3 million on the grant date. This amount will be amortized to expense over the respective vesting periods, which are between three and five years. Also during the six months ended June 30, 2017, 123,606 shares of restricted stock vested at a value of $6.3 million on the respective vesting dates.

As of June 30, 2017, total unearned compensation on restricted stock was $11.2 million, and the weighted average vesting period was 1.8 years. In accordance with the terms of each of the restricted stock award agreements, all unvested restricted stock will vest at the closing of the Company Merger.

Stock Options

Stock option awards are granted with an exercise price equal to the closing market price of DFT’s common stock at the date of grant and vest over specified periods of time as long as the employee remains employed with the Company. All shares to be issued upon option exercises will be newly issued shares and the options have 10-year contractual terms. During the six months ended June 30, 2017, no options were granted to employees. The last grant of stock options occurred in 2013, and all stock option grants have fully vested.

A summary of our stock option activity for the six months ended June 30, 2017 is presented in the tables below.

	Number of Options	Weighted Average Exercise Price
Under option, December 31, 2016	751,479	$15.83
Granted	—	—
Exercised	—	—
Forfeited	—	—

Under option, June 30, 2017	751,479	$15.83

	Shares Subject to Option	Total Unearned Compensation	Weighted Average Remaining Contractual Term
As of June 30, 2017	751,479	$—	3.2 years

The following tables set forth the number of exercisable options as of June 30, 2017 and the weighted average fair value and exercise price of these options at the grant date.

	Number of Options	Weighted Average Fair Value at Date of Grant
Options Exercisable at December 31, 2016	751,479	$4.71
Vested	—	—
Exercised	—	—

Options Exercisable at June 30, 2017	751,479	$4.71

	Exercisable Options	Intrinsic Value	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
As of June 30, 2017	751,479	$34.1 million	$15.83	3.2 years

Performance Units

Performance unit awards are awarded to certain executive employees and have a three calendar-year performance period with no dividend rights. Performance units will be settled in common shares following the performance period as long as the employee remains employed with us on the vesting date, which is the March 1st date following the last day of the applicable performance period. Performance units are valued using a Monte Carlo simulation and are amortized over the approximate three-year vesting period from the grant date to the vesting date.

One-half of the recipient’s performance unit award is dependent on DFT’s total stockholder return compared to the MSCI US REIT index over the three calendar-year performance period. The other half of the performance unit award is dependent on DFT’s total stockholder return compared to an index of five comparable publicly traded data center companies over the three calendar-year performance period. For each half of the performance unit awards granted, the number of common shares that are ultimately settled could range from 0% to 300%.

For the performance units granted in 2014, based on DFT’s total stockholder return compared to the MSCI US REIT index return for half of the grant and an index of five comparable publicly traded data center companies for the other half of the grant for the period from January 1, 2014 to January 1, 2017, 57,177 common shares were issued upon their vesting on March 1, 2017, which represents an aggregate payout of 150%.

The following table summarizes the assumptions used to value, and the resulting fair and maximum values of, the performance units granted during the six months ended June 30, 2017.

Assumptions
Number of performance units granted	69,610
Expected volatility	24%
Expected annual dividend	4.23%
Risk-free rate	1.50%
Performance unit fair value at date of grant	$73.46
Total grant fair value at date of grant	$5.1 million
Maximum value of grant on vesting date based on closing price of DFT’s stock at the date of grant	$9.9 million

A summary of our performance unit activity for the six months ended June 30, 2017 is presented in the table below.

	Number of Performance Units	Weighted Average Fair Value at Date of Grant
Unvested balance at December 31, 2016	196,652	$37.25
Granted	69,610	73.46
Vested	(40,277)	33.94
Forfeited	(5,812)	56.00

Unvested balance at June 30, 2017	220,173	$48.81

As of June 30, 2017, total unearned compensation on performance units was $6.6 million, and the weighted average vesting period was 1.7 years.

In accordance with the terms of each of the performance unit award agreements, all performance units will vest on the date of the closing of the Company Merger closing date at the greater of (i) 100% of target or (ii) the actual results of the performance units through the closing date.

10. Earnings Per Share of DFT

The following table sets forth the reconciliation of basic and diluted average shares outstanding and net income attributable to common shares used in the computation of earnings per share of common stock (in thousands except for share and per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Basic and Diluted Shares Outstanding
Weighted average common shares – basic	77,486,297	74,370,577	77,080,615	70,661,406
Effect of dilutive securities	1,001,676	861,057	991,329	857,089

Weighted average common shares – diluted	78,487,973	75,231,634	78,071,944	71,518,495

Calculation of Earnings per Share – Basic
Net income attributable to common shares	$30,124	$37,299	$65,354	$61,707
Net income allocated to unvested restricted shares	(175)	(157)	(351)	(312)

Net income attributable to common shares, adjusted	29,949	37,142	65,003	61,395
Weighted average common shares – basic	77,486,297	74,370,577	77,080,615	70,661,406

Earnings per common share – basic	$0.39	$0.50	$0.84	$0.87

Calculation of Earnings per Share – Diluted
Net income attributable to common shares, adjusted	$29,949	$37,142	$65,003	$61,395
Weighted average common shares – diluted	78,487,973	75,231,634	78,071,944	71,518,495

Earnings per common share – diluted	$0.38	$0.49	$0.83	$0.86

The following table sets forth the number of performance units that have been excluded from the calculation of diluted earnings per share as their effect would have been antidilutive (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Performance Units	0.1	0.1	0.1	0.1

11. Earnings Per Unit of the Operating Partnership

The following table sets forth the reconciliation of basic and diluted average units outstanding and net income attributable to common units used in the computation of earnings per unit (in thousands except for unit and per unit amounts):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Basic and Diluted Units Outstanding
Weighted average common units – basic (includes redeemable partnership units and units of general and limited partners)	89,168,665	88,977,907	89,132,366	85,483,976
Effect of dilutive securities	1,001,676	861,057	991,329	857,089

Weighted average common units – diluted	90,170,341	89,838,964	90,123,695	86,341,065

Calculation of Earnings per Unit – Basic
Net income attributable to common units	$34,630	$44,766	$75,572	$74,652
Net income allocated to unvested restricted units	(175)	(159)	(351)	(312)

Net income attributable to common units, adjusted	34,455	44,607	75,221	74,340
Weighted average common units – basic	89,168,665	88,977,907	89,132,366	85,483,976

Earnings per common unit – basic	$0.39	$0.50	$0.84	$0.87

Calculation of Earnings per Unit – Diluted
Net income attributable to common units, adjusted	$34,455	$44,607	$75,221	$74,340
Weighted average common units – diluted	90,170,341	89,838,964	90,123,695	86,341,065

Earnings per common unit – diluted	$0.38	$0.49	$0.83	$0.86

The following table sets forth the amount of performance units that have been excluded from the calculation of diluted earnings per unit as their effect would have been antidilutive (in millions):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Performance Units	0.1	0.1	0.1	0.1

12. Fair Value

Assets and Liabilities Measured at Fair Value

The authoritative guidance issued by the FASB requires disclosure of the fair value of financial instruments. Fair value estimates are subjective in nature and are dependent on a number of important assumptions, including estimates of future cash flows, risks, discount rates, and relevant comparable market information associated with each financial instrument. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the amounts are not necessarily indicative of the amounts we would realize in a current market exchange.

The following methods and assumptions were used in estimating the fair value amounts and disclosures for financial instruments as of June 30, 2017:

•	Cash and cash equivalents: The carrying amount of cash and cash equivalents reported in the accompanying consolidated balance sheets approximates fair value because of the short maturity of these instruments (i.e., less than 90 days).

•	Rents and other receivables, accounts payable and accrued liabilities, and prepaid rents: The carrying amount of these assets and liabilities reported in the accompanying consolidated balance sheets approximates fair value because of the short-term nature of these amounts.

•	Debt: The combined balance of the Unsecured Notes due 2021, Unsecured Notes due 2023, Unsecured Term Loan, Unsecured Credit Facility and ACC3 Term Loan, excluding the effect of deferred financing costs, was $1,541.9 million with a fair value of $1,573.8 million. The Unsecured Notes due 2021 and the Unsecured Notes due 2023 were valued based on Level 2 data which consisted of a quoted price from Bloomberg. The Unsecured Term Loan, the US dollar-denominated borrowings under the Unsecured Credit facility and ACC3 Term Loan were valued based on Level 3 data which consisted of a one-month LIBOR swap rate coterminous with the maturity of each loan plus a spread consistent with current market conditions. The Canadian dollar-denominated borrowings under the Unsecured Credit facility were valued based on Level 3 data which consisted of a one-month Canadian Dollar Offered Rate swap rate coterminous with the maturity of the Unsecured Credit Facility plus a spread consistent with current market conditions.

13. Supplemental Consolidating Financial Data for Subsidiary Guarantors of the Unsecured Notes

The Unsecured Notes due 2021 and the Unsecured Notes due 2023 are unconditionally guaranteed, jointly and severally, on a senior unsecured basis by DFT and certain of the Operating Partnership’s subsidiaries, including the subsidiaries that own the ACC2, ACC4, ACC5, ACC6, VA3, VA4, CH1 and SC1 data centers (collectively, the “Subsidiary Guarantors”), but excluding the subsidiaries that own the ACC3, ACC7, ACC9, ACC10, CH2, CH3 and TOR1 data centers, the ACC8, ACC11, OR1, OR2, PHX1 and PHX2 parcels of land, our taxable REIT subsidiary, DF Technical Services LLC and our property management subsidiary, DF Property Management LLC. The following consolidating financial information sets forth the financial position as of June 30, 2017 and December 31, 2016 and the results of operations and cash flows for the three and six months ended June 30, 2017 and 2016 of the Operating Partnership, Subsidiary Guarantors and the Subsidiary Non-Guarantors.

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS

(in thousands except unit data)

	June 30, 2017
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
ASSETS
Income producing property:
Land	$—	$78,087	$29,452	$—	$107,539
Buildings and improvements	—	2,333,048	808,054	—	3,141,102

	—	2,411,135	837,506	—	3,248,641
Less: accumulated depreciation	—	(647,268)	(69,451)	—	(716,719)

Net income producing property	—	1,763,867	768,055	—	2,531,922
Construction in progress and property held for development	—	148,983	402,275	—	551,258

Net real estate	—	1,912,850	1,170,330	—	3,083,180
Cash and cash equivalents	21,062	—	5,848	—	26,910
Rents and other receivables, net	15	3,803	5,604	—	9,422
Deferred rent, net	—	101,707	18,892	—	120,599
Deferred costs, net	5,129	10,116	8,428	—	23,673
Investment in affiliates	3,001,538	—	—	(3,001,538)	—
Prepaid expenses and other assets	5,486	29,635	13,346	—	48,467

Total assets	$3,033,230	$2,058,111	$1,222,448	$(3,001,538)	$3,312,251

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Line of credit	$335,997	$—	$—	$—	$335,997
Mortgage notes payable, net of deferred financing costs	—	—	107,175	—	107,175
Unsecured term loan, net of deferred financing costs	249,143	—	—	—	249,143
Unsecured notes payable, net of discount and deferred financing costs	838,461	—	—	—	838,461
Accounts payable and accrued liabilities	9,759	21,804	7,863	—	39,426
Construction costs payable	—	13,475	61,320	—	74,795
Accrued interest payable	11,507	—	8	—	11,515
Distribution payable	46,431	—	—	—	46,431
Prepaid rents and other liabilities	253	48,582	18,794	—	67,629

Total liabilities	1,491,551	83,861	195,160	—	1,770,572
Redeemable partnership units	714,494	—	—	—	714,494
Commitments and contingencies	—	—	—	—	—
Limited Partners’ Capital:
Series C cumulative redeemable perpetual preferred units, 8,050,000 units issued and outstanding at June 30, 2017	201,250	—	—	—	201,250
Common units, 77,183,215 units issued and outstanding at June 30, 2017	620,609	1,974,250	1,027,288	(3,001,538)	620,609
General partner’s capital, 662,373 common units issued and outstanding at June 30, 2017	5,326	—	—	—	5,326

Total partners’ capital	827,185	1,974,250	1,027,288	(3,001,538)	827,185

Total liabilities & partners’ capital	$3,033,230	$2,058,111	$1,222,448	$(3,001,538)	$3,312,251

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING BALANCE SHEETS

(in thousands except unit data)

	December 31, 2016
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
ASSETS
Income producing property:
Land	$—	$80,673	$25,217	$—	$105,890
Buildings and improvements	—	2,332,771	685,590	—	3,018,361

	—	2,413,444	710,807	—	3,124,251
Less: accumulated depreciation	—	(605,488)	(56,695)	—	(662,183)

Net income producing property	—	1,807,956	654,112	—	2,462,068
Construction in progress and property held for development	—	88,836	242,147	—	330,983

Net real estate	—	1,896,792	896,259	—	2,793,051
Cash and cash equivalents	31,781	—	2,628	—	34,409
Rents and other receivables, net	1,390	4,743	5,400	—	11,533
Deferred rent, net	—	109,142	13,916	—	123,058
Deferred costs, net	6,066	11,632	8,078	—	25,776
Investment in affiliates	2,713,096	—	—	(2,713,096)	—
Prepaid expenses and other assets	3,463	32,479	10,480	—	46,422

Total assets	$2,755,796	$2,054,788	$936,761	$(2,713,096)	$3,034,249

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Line of credit	$50,926	$—	$—	$—	$50,926
Mortgage notes payable, net of deferred financing costs	—	—	110,733	—	110,733
Unsecured term loan, net of deferred financing costs	249,036	—	—	—	249,036
Unsecured notes payable, net of discount and deferred financing costs	837,323	—	—	—	837,323
Accounts payable and accrued liabilities	6,477	22,319	8,113	—	36,909
Construction costs payable	—	10,159	46,269	—	56,428
Accrued interest payable	11,578	—	14	—	11,592
Distribution payable	46,352	—	—	—	46,352
Prepaid rents and other liabilities	216	61,429	19,417	—	81,062

Total liabilities	1,201,908	93,907	184,546	—	1,480,361
Redeemable partnership units	591,101	—	—	—	591,101
Commitments and contingencies	—	—	—	—	—
Limited Partners’ Capital:
Series C cumulative redeemable perpetual preferred units, 8,050,000 units issued and outstanding at December 31, 2016	201,250	—	—	—	201,250
Common units, 75,252,390 units issued and outstanding at December 31, 2016	754,892	1,960,881	752,215	(2,713,096)	754,892
General partner’s capital, 662,373 common units issued and outstanding at December 31, 2016	6,645	—	—	—	6,645

Total partners’ capital	962,787	1,960,881	752,215	(2,713,096)	962,787

Total liabilities & partners’ capital	$2,755,796	$2,054,788	$936,761	$(2,713,096)	$3,034,249

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS

(in thousands)

	Three months ended June 30, 2017
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Revenues:
Base rent	$4,727	$66,269	$26,662	$(4,727)	$92,931
Recoveries from tenants	—	36,305	9,768	—	46,073
Other revenues	—	409	1,297	—	1,706

Total revenues	4,727	102,983	37,727	(4,727)	140,710
Expenses:
Property operating costs	—	36,495	9,704	(4,727)	41,472
Real estate taxes and insurance	—	3,894	1,135	—	5,029
Depreciation and amortization	49	21,771	7,128	—	28,948
General and administrative	5,940	15	321	—	6,276
Transaction expenses	7,128	—	—	—	7,128
Other expenses	268	8	1,031	—	1,307

Total expenses	13,385	62,183	19,319	(4,727)	90,160

Operating (loss) income	(8,658)	40,800	18,408	—	50,550
Interest:
Expense incurred	(15,941)	1,345	2,803	—	(11,793)
Amortization of deferred financing costs	(1,019)	93	132	—	(794)
Equity in earnings	63,581	—	—	(63,581)	—

Net income (loss)	37,963	42,238	21,343	(63,581)	37,963
Preferred unit distributions	(3,333)	—	—	—	(3,333)

Net income (loss) attributable to common units	$34,630	$42,238	$21,343	$(63,581)	$34,630

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS

(in thousands)

	Three months ended June 30, 2016
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Revenues:
Base rent	$4,538	$67,562	$15,825	$(4,563)	$83,362
Recoveries from tenants	—	35,809	5,886	—	41,695
Other revenues	—	412	3,090	(21)	3,481

Total revenues	4,538	103,783	24,801	(4,584)	128,538
Expenses:
Property operating costs	—	36,130	6,362	(4,559)	37,933
Real estate taxes and insurance	—	4,905	935	—	5,840
Depreciation and amortization	12	22,301	4,010	—	26,323
General and administrative	5,011	28	235	—	5,274
Other expenses	865	(117)	2,470	(25)	3,193

Total expenses	5,888	63,247	14,012	(4,584)	78,563

Operating (loss) income	(1,350)	40,536	10,789	—	49,975
Interest:
Expense incurred	(13,916)	123	2,230	—	(11,563)
Amortization of deferred financing costs	(958)	6	33	—	(919)
Gain on sale of real estate	21,874	—	1,190	—	23,064
Equity in earnings	54,907	—	—	(54,907)	—

Net income (loss)	60,557	40,665	14,242	(54,907)	60,557
Preferred unit distributions	(6,964)	—	—	—	(6,964)
Issuance costs associated with redeemed preferred units	(8,827)	—	—	—	(8,827)

Net income (loss) attributable to common units	$44,766	$40,665	$14,242	$(54,907)	$44,766

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS

(in thousands)

	Six months ended June 30, 2017
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Revenues:
Base rent	$9,422	$132,961	$51,238	$(9,422)	$184,199
Recoveries from tenants	—	72,398	18,970	—	91,368
Other revenues	—	829	3,798	—	4,627

Total revenues	9,422	206,188	74,006	(9,422)	280,194
Expenses:
Property operating costs	—	72,410	18,675	(9,422)	81,663
Real estate taxes and insurance	—	7,873	2,166	—	10,039
Depreciation and amortization	93	43,546	13,516	—	57,155
General and administrative	12,486	23	579	—	13,088
Transaction expenses	7,128	—	—	—	7,128
Other expenses	780	20	3,212	—	4,012

Total expenses	20,487	123,872	38,148	(9,422)	173,085

Operating (loss) income	(11,065)	82,316	35,858	—	107,109
Interest:
Expense incurred	(30,811)	2,382	5,177	—	(23,252)
Amortization of deferred financing costs	(2,037)	170	248	—	(1,619)
Equity in earnings	126,151	—	—	(126,151)	—

Net income (loss)	82,238	84,868	41,283	(126,151)	82,238
Preferred unit distributions	(6,666)	—	—	—	(6,666)

Net income (loss) attributable to common units	$75,572	$84,868	$41,283	$(126,151)	$75,572

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONSOLIDATING STATEMENTS OF OPERATIONS

(in thousands)

	Six months ended June 30, 2016
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Revenues:
Base rent	$8,940	$136,928	$29,029	$(9,002)	$165,895
Recoveries from tenants	—	70,184	10,205	—	80,389
Other revenues	—	876	5,572	(45)	6,403

Total revenues	8,940	207,988	44,806	(9,047)	252,687
Expenses:
Property operating costs	—	71,735	11,138	(8,985)	73,888
Real estate taxes and insurance	—	9,601	1,555	—	11,156
Depreciation and amortization	27	44,787	7,352	—	52,166
General and administrative	10,444	37	368	—	10,849
Other expenses	971	22	4,611	(62)	5,542

Total expenses	11,442	126,182	25,024	(9,047)	153,601

Operating (loss) income	(2,502)	81,806	19,782	—	99,086
Interest:
Expense incurred	(28,090)	123	4,835	—	(23,132)
Amortization of deferred financing costs	(1,911)	6	141	—	(1,764)
Gain on sale of real estate	21,874	—	1,190	—	23,064
Equity in earnings	107,883	—	—	(107,883)	—

Net income (loss)	97,254	81,935	25,948	(107,883)	97,254
Preferred unit distributions	(13,775)	—	—	—	(13,775)
Issuance costs associated with redeemed preferred units	(8,827)	—	—	—	(8,827)

Net income (loss) attributable to common units	$74,652	$81,935	$25,948	$(107,883)	$74,652

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30, 2017
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Cash flow from operating activities
Net cash (used in) provided by operating activities	$(38,620)	$125,715	$50,248	$—	$137,343
Return on investment in subsidiaries	175,963	—	—	(175,963)	—

Net cash provided by (used in) operating activities	137,343	125,715	50,248	(175,963)	137,343

Cash flow from investing activities
Investments in real estate – development	—	(168,677)	(132,827)	—	(301,504)
Acquisition of real estate	—	—	(12,250)	—	(12,250)
Investments in subsidiaries	(330,131)	—	—	330,131	—
Interest capitalized for real estate under development	—	(2,383)	(6,512)	—	(8,895)
Improvements to real estate	—	(401)	(17)	—	(418)
Additions to non-real estate property	(127)	(33)	(36)	—	(196)

Net cash (used in) provided by investing activities	(330,258)	(171,494)	(151,642)	330,131	(323,263)

Cash flow from financing activities
Line of credit:
Proceeds	282,432	—	—	—	282,432
Mortgage notes payable:
Repayments	—	—	(3,750)	—	(3,750)
Payments of financing costs	(85)	—	(25)	—	(110)
Equity compensation payments	(4,041)	—	—	—	(4,041)
Parent financing	—	171,494	158,637	(330,131)	—
Distribution to parent	—	(125,715)	(50,248)	175,963	—
Distributions	(96,110)	—	—	—	(96,110)

Net cash provided by (used in) financing activities	182,196	45,779	104,614	(154,168)	178,421

Net (decrease) increase in cash and cash equivalents	(10,719)	—	3,220	—	(7,499)
Cash and cash equivalents, beginning of period	31,781	—	2,628	—	34,409

Cash and cash equivalents, ending of period	$21,062	$—	$5,848	$—	$26,910

DUPONT FABROS TECHNOLOGY, L.P.

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30, 2016
	Operating Partnership	Subsidiary Guarantors	Subsidiary Non- Guarantors	Eliminations	Consolidated Total
Cash flow from operating activities

Net cash (used in) provided by operating activities	$(30,954)	$120,759	$34,636	$—	$124,441

Cash flow from investing activities
Proceeds from the sale of real estate	—	120,086	3,459	—	123,545
Investments in real estate – development	(452)	(43)	(101,372)	—	(101,867)
Land acquisition costs - related party	—	—	(20,168)	—	(20,168)
Investments in subsidiaries	146,000	(237,391)	91,391	—	—
Interest capitalized for real estate under development	(2)	(123)	(5,993)	—	(6,118)
Improvements to real estate	—	(3,098)	—	—	(3,098)
Additions to non-real estate property	(200)	(190)	(36)	—	(426)

Net cash provided by (used in) investing activities	145,346	(120,759)	(32,719)	—	(8,132)

Cash flow from financing activities
Line of credit:
Proceeds	60,000	—	—	—	60,000
Repayments	(60,000)	—	—	—	(60,000)
Mortgage notes payable:
Repayments	—	—	(1,250)	—	(1,250)
Payments of financing costs	(71)	—	(25)	—	(96)
Issuance of common units, net of offering costs	275,720	—	—	—	275,720
Issuance of preferred units, net of offering costs	194,502	—	—	—	194,502
Redemption of preferred units	(251,250)	—	—	—	(251,250)
Equity compensation proceeds	8,285	—	—	—	8,285
Distributions	(96,414)	—	—	—	(96,414)

Net cash provided by (used in) financing activities	130,772	—	(1,275)	—	129,497

Net increase in cash and cash equivalents	245,164	—	642	—	245,806
Cash and cash equivalents, beginning of period	21,697	—	5,318	—	27,015

Cash and cash equivalents, ending of period	$266,861	$—	$5,960	$—	$272,821